July 2023 MSELN547-BSKT Registration Statement No. 333-259205 Preliminary Pricing Supplement Dated July 28, 2023 Filed Pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS are senior unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, if the value of the basket of common stocks described below has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket, subject to the maximum payment at maturity. However, if the value of the basket has decreased, investors will lose 1% for every 1% decline in the level of the basket over the term of the PLUS, and investors could lose some or all of their principal amount. The PLUS are for investors who seek a return linked to the basket components and who are willing to risk their principal and forgo current income in exchange for the upside leverage feature. Investors may lose their entire initial investment in the PLUS. The PLUS are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series I program. Any payments on the PLUS are subject to the credit risk of Royal Bank of Canada.
SUMMARY TERMS
Issuer:	Royal Bank of Canada
The basket is composed of three common equity securities (each, a “basket component”), weighted as set forth in the table below.
Basket:	Basket components	Bloomberg symbols	Component weightings	Initial component prices*
	American Express Company	AXP	1/3
	Nabors Industries Ltd.	NBR	1/3
	United Airlines Holdings, Inc.	UAL	1/3
* The initial component price for each basket component will be its official closing price on the pricing date.
Aggregate principal amount:		$
Stated principal amount:		$1,000 per PLUS
Issue price:		$1,000 per PLUS
Pricing date:		July 31, 2023
Original issue date:		August 3, 2023 (three business days after the pricing date)
Valuation date:		January 31, 2025, subject to adjustment for non-trading days and certain market disruption events
Maturity date:		February 5, 2025, subject to adjustment as described in “Additional Terms of the PLUS” below.
Payment at maturity:		For each $1,000 PLUS: If the final basket value is greater than or equal to the initial basket value,
$1,000 + [$1,000 × (leverage factor × basket return)] In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than the initial basket value,
$1,000 + ($1,000 × basket return)
This amount will be less than the stated principal amount of $1,000. You will lose some or all of the principal amount if the final basket value is less than the initial basket value.
Maximum payment at maturity:		$1,377.50 per PLUS (137.75% of the stated principal amount)
Leverage factor:		300%
Basket return:		(final basket value – initial basket value) / initial basket value
Initial basket value:		Set equal to 100 on the pricing date
Final basket value:		100 × [1 + (sum of the basket component return multiplied by the respective component weighting for each basket component)]
Basket component return:		With respect to each basket component, (final component price – initial component price) / initial component price
Final component price:		The official closing price of the relevant basket component on the valuation date multiplied by its adjustment factor
Official closing price:		With respect to each basket component, the closing price of one share of that basket component on its primary U.S. exchange
Adjustment factor:		With respect to each basket component, 1.0, subject to adjustment in the event of certain events affecting that basket component. See “Additional Terms of the PLUS—Anti-dilution adjustments” below.
CUSIP/ISIN:		78016NRC3 / US78016NRC38
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		RBC Capital Markets, LLC (“RBCCM”).
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per PLUS	$1,000.00	$20.00(1)
		$5.00(2)	$975.00
Total	$	$	$
(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $25.00 per $1,000 stated principal amount and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $20.00 for each PLUS that MSWM sells. See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
(2) Of the amount per $1,000 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $5.00 for each PLUS.
The pricing date, the issue date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the PLUS.
The initial estimated value of the PLUS as of the pricing date is expected to be between $903.16 and $953.16 per $1,000 in stated principal amount, and will be less than the price to the public. The final pricing supplement relating to the PLUS will set forth our estimate of the initial value of the PLUS as of the pricing date. The market value of the PLUS at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. An investment in the PLUS involves certain risks. See “Risk Factors” beginning on page 6 of this document, and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 1 of the accompanying prospectus.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Please also see “Additional Terms of the PLUS” in this document.
Prospectus Supplement dated September 14, 2021
Prospectus dated September 14, 2021
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the PLUS or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The PLUS are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Summary
Performance Leveraged Upside Securities
Principal at Risk Securities
The PLUS Based on a Basket of Three Common Equity Securities, due February 5, 2025 (the “PLUS”) can be used:
◾	As an alternative to direct exposure to the basket that enhances returns for a certain range of its positive performance, subject to the maximum payment at maturity.
◾	To potentially outperform the basket in a moderately bullish scenario.
◾	To achieve similar levels of upside exposure to the basket as a direct investment, while using fewer dollars by taking advantage of the leverage factor.
The PLUS are exposed on a 1:1 basis to the negative performance of the basket if the final basket value is less than the initial basket value.
Maturity:	Approximately 18 months
Leverage factor:	300%
Maximum payment at maturity:	$1,377.50 per PLUS (137.75% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Coupon:	None
Component weighting:	Equal, as set forth on the cover page.

July 2023	Page 2

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Key Investment Rationale
The PLUS offer leveraged exposure to the performance of the basket. At maturity, if the value of the basket has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket, subject to the maximum payment at maturity of $1,377.50 per PLUS. However, if the value of the basket has decreased, investors will lose 1% for every 1% decline. Investors may lose their entire initial investment in the PLUS.

Leveraged Upside Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket, subject to the maximum payment at maturity.
Upside Scenario
The value of the basket increases and, at maturity, we will pay the stated principal amount of $1,000 plus 137.75% of the basket return, subject to the maximum payment at maturity of $1,377.50 per PLUS (137.75% of the stated principal amount).

Par Scenario	The final basket value is equal to the initial basket value. In this case, you will receive the stated principal amount of $1,000 at maturity.
Downside Scenario
The value of the basket declines and, at maturity, we will pay less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket from the initial basket value. There is no minimum payment at maturity.

July 2023	Page 3

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information
You should read this document together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021, relating to our Senior Global Medium-Term Notes, Series I, of which these securities are a part. This document, together with these documents, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.
You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you. We and MSWM are offering to sell the PLUS and seeking offers to buy the PLUS only in jurisdictions where it is lawful to do so. The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.
If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.
You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement and prospectus, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
•	Prospectus Supplement dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.

July 2023	Page 4

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the closing value of the basket. The graph is based on the following terms:
Stated principal amount:	$1,000 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$1,377.50 per PLUS (137.75% of the stated principal amount).
Minimum payment at maturity:	None

PLUS Payoff Diagram

■ The PLUS                        ■ The Basket
How it works
◾
Upside Scenario. If the final basket value is greater than the initial basket value, then investors would receive the $1,000 stated principal amount plus a return reflecting 300% of the appreciation of the basket over the term of the PLUS, subject to the maximum payment at maturity if the final basket value is at least approximately 112.583% of the initial basket value.

◾	If the basket appreciates 3%, the investor would receive a 9.00% return, or $1,090 per PLUS, or 109.00% of the stated principal amount.
◾	If the basket appreciates by approximately 12.583% or more, the investor would receive only the maximum payment at maturity of $1,377.50 per PLUS, or 137.75% of the principal amount.
◾	Par Scenario: If the final basket value is equal to the initial basket value, the PLUS will pay the stated principal amount at maturity.
◾
Downside Scenario. If the final basket value is less than the initial basket value, the investor would receive an amount that is less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the basket.

◾	If the basket depreciates by 30%, the investor would lose 30% of its principal and receive only $700.00 per PLUS at maturity, or 70% of the stated principal amount.

July 2023	Page 5

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
An investment in the PLUS is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the PLUS are also exposed to further risks related to the issuer of the PLUS, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for its most recently completed fiscal year, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are appropriate for you in light of your particular circumstances.
Risks Related to the Terms and Structure of the PLUS
◾
The PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final basket value is less than the initial basket value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket over the term of the PLUS. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire initial investment in the PLUS.

◾
The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS reflecting the positive performance of the basket is limited by the maximum payment at maturity of $1,377.50 per PLUS, or 137.75% of the stated principal amount. Although the leverage factor provides 300% exposure to any increase in the value of the basket as of the valuation date above the initial basket value, because the payment at maturity will be limited to 137.75% of the stated principal amount of the PLUS, any increase in the final basket value over the initial basket value by more than approximately 12.583% will not further increase the return on the PLUS.

◾
The amount payable on the PLUS is not linked to the value of the basket at any time other than the valuation date. The final basket value will be based on the closing prices of the basket components on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the value of the basket appreciates prior to the valuation date but then decreases on the valuation date to a value that is less than the initial basket value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to that decrease. Although the actual value of the basket on the maturity date or at other times during the term of the PLUS may be higher than the final basket value, the payment at maturity will be based solely on the closing value of the basket on the valuation date.

◾
The PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS. You are dependent on Royal Bank of Canada’s ability to pay any amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Royal Bank of Canada. If Royal Bank of Canada defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness. Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the PLUS.

◾
Changes in the prices of the basket components may offset each other. Movements in the prices of the basket components may not correlate with each other. At a time when the prices of one or more of the basket components increases, the prices of one or more of the other basket components may not increase as much or may even decline. Therefore, in calculating the final basket value and the payment at maturity, increases in the prices of one or more of the basket components may be moderated, or more than offset, by lesser increases or declines in the prices of the other basket components.

◾
Significant aspects of the tax treatment of the PLUS are uncertain. The tax treatment of an investment in the PLUS is uncertain. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) or from the Canada Revenue Agency regarding the tax treatment of an investment in the PLUS, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

July 2023	Page 6

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue income over the term of an instrument such as the PLUS even though that holder will not receive any payments with respect to the PLUS until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the PLUS should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
Risks Related to the Secondary Market for the PLUS
◾
The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. RBCCM may, but is not obligated to, make a market in the PLUS, and, if it chooses to do so at any time, it may cease doing so. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimated of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at any time, RBCCM were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your securities to maturity.

◾
The market price of the PLUS will be influenced by many unpredictable factors. Many factors will influence the value of the PLUS in the secondary market and the price at which RBCCM may be willing to purchase or sell the PLUS in the secondary market, including:

◾	the value, volatility and dividend yield, as applicable, of the basket components and the securities held by the basket components;
◾	interest and yield rates;
◾	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;
◾	time remaining to maturity;
◾	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket; and
◾	any actual or anticipated changes in our credit ratings or credit spreads.
The values of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you sell them prior to maturity.
Risks Related to the Initial Estimated Value of the PLUS
◾
The initial estimated value of the PLUS will be less than the price to the public. The initial estimated value that will be set forth in the pricing supplement for the PLUS, does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the PLUS in any secondary market (if any exists) at any time. If you attempt to sell the PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the basket, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the PLUS. These factors, together with various credit, market and economic factors over the term of the PLUS, are expected to reduce the price at which you may be able to sell the PLUS in any secondary market and will affect the value of the PLUS in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the PLUS. In addition to bid-ask

July 2023	Page 7

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
spreads, the value of the PLUS determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the PLUS and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity.
◾
Our initial estimated value of the PLUS is an estimate only, calculated as of the time the terms of the PLUS are set. The initial estimated value of the PLUS is based on the value of our obligation to make the payments on the PLUS, together with the mid-market value of the derivative embedded in the terms of the PLUS. See “Structuring the PLUS” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the PLUS. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the PLUS or similar securities at a price that is significantly different than we do.

The value of the PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of your PLUS.
Risks Relating to the Basket Components
◾
Investing in the PLUS is not equivalent to investing in the basket components. Investing in the PLUS is not equivalent to investing in the basket components. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket components. The value of the PLUS may decrease, even if the value of the basket increases.

◾
We have no affiliation with the issuers of the basket components. The issuers of the basket components are not affiliates of ours, are not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the PLUS. We have not made any due diligence inquiry with respect to the issuers of the basket components in connection with this offering.

◾
Historical prices of the basket components should not be taken as an indication of their respective future values during the term of the PLUS. The trading prices of the basket components will determine the value of the basket at any given time. It is impossible to predict whether the value of any basket component will rise or fall. Trading prices of the basket components will be influenced by complex and interrelated political, economic, financial and other factors.

◾
You must rely on your own evaluation of the merits of an investment linked to the basket components. In the ordinary course of their business, our affiliates may have expressed views on expected movement in the basket components, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the basket components may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the basket components from multiple sources, and you should not rely solely on views expressed by our affiliates.

Risks Related to Conflicts of Interest
◾
We or our affiliates may have adverse economic interests to the holders of the PLUS. RBCCM and our other affiliates may engage in trading activities related to the basket components, including options and derivatives transactions, on a regular basis for their accounts and for other accounts under their management. RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the basket components. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for those securities or financial instruments, our or their interests with respect to those products may be adverse to those of the holders of the PLUS. Any of these trading activities could potentially affect the performance of the basket and, accordingly, could affect the value of the PLUS and the amounts, if any, payable on the PLUS.

◾
Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the PLUS. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to

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PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
the PLUS (and possibly to other instruments linked to the basket or the basket components), including trading in those securities as well as in other related instruments. Some of our subsidiaries also may trade those securities and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial component prices and, therefore, could increase the value at which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the basket on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.
◾
Our business activities may create conflicts of interest. We and our affiliates may presently or from time to time engage in business with one or more of basket components. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we and our affiliates may acquire non-public information relating to these companies, which we have no obligation to disclose to you and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the basket components.

Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the basket components. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUS. Any of these activities by us or one or more of our affiliates may affect the value of the basket components and, therefore, the market value of the PLUS.
◾
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS, which may create a conflict of interest. Our wholly owned subsidiary, RBCCM, will serve as the calculation agent. As the calculation agent, RBCCM will determine the initial basket component prices, the final basket component prices, and basket component return of each basket component, the final basket value, the basket return, and will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by RBCCM, in its capacity as the calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor to any basket component or the calculation of the final component price in the event of a market disruption event or a corporate event involving a basket component. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations see “Additional Terms of the PLUS” below.

◾
The antidilution adjustments that the calculation agent is required to make do not cover every event that could affect a basket component. RBCCM, as the calculation agent, may adjust the amount payable at maturity for certain events affecting a basket component. However, the calculation agent will not make an adjustment for every event that could affect a basket component. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the PLUS may be materially and adversely affected.

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PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Terms of the PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Closing price:
The “closing price” for each basket component stock (or one unit of any other security for which a closing price must be determined) on any trading day means:
(i)               if the basket component (or any such other security) is listed on a national securities exchange (other than the Nasdaq), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Exchange Act, on which the basket component (or any such other security) is listed,
(ii)              if the basket component (or any such other security) is a security of the Nasdaq, the official closing price published by the Nasdaq on such day, or
(iii)            if the basket component (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on that day.
If the basket component (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, is not available under the preceding sentence, then the closing price for one share of the basket component (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on that day. If a market disruption event (as defined below) occurs with respect to the basket component (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for the basket component (or any such other security) is not available under either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for the basket component (or any such other security) for that trading day obtained from as many recognized dealers in that security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of RBCCM and its successors or any of its affiliates may be included in the calculation of that mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service.

Postponement of the valuation date:
In the calculation of the amount to be paid at maturity, the calculation agent will take into account market disruption events and non-trading days as follows:
If the scheduled valuation date is not a trading day or if there is a market disruption event on that date as to any basket component, the valuation date as to each affected basket component shall be the next succeeding trading day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five consecutive trading days immediately succeeding the scheduled valuation date, then (i) that fifth succeeding trading day will be deemed to be the valuation date for the applicable basket component(s) notwithstanding the occurrence of a market disruption event on that date and (ii) with respect to any that fifth trading day on which a market disruption event occurs, the calculation agent will determine the final component price of the basket component on that fifth trading day based on the mean of the bid prices for the applicable basket components for that date obtained from as many recognized dealers in that security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of RBCCM or any of its affiliates may be included in the calculation of the mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the share price of the applicable basket component(s) will be determined by the

July 2023	Page 10

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day as to any basket component so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following that valuation date as postponed.

Market disruption events:
“Market disruption event” means, as to any basket component:
(a) a suspension, absence or material limitation of trading of the basket component on its primary market for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in that market; or a breakdown or failure in the price and trade reporting systems of the primary market for the basket component as a result of which the reported trading prices for the basket component during the last one-half hour preceding the close of the principal trading session in that market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to the basket component, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the calculation agent in its sole discretion; and
(b) a determination by the calculation agent in its sole discretion that any event described in clauses (a) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the PLUS.
For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a market disruption event, (3) a suspension of trading in options contracts on the basket component by the primary securities market trading in such contracts by reason of (i) a price change exceeding limits set by that securities exchange or market, (ii) an imbalance of orders relating to such contracts or (iii) a disparity in bid and ask quotes relating to those contracts will constitute a suspension, absence or material limitation of trading in options contracts related to the basket component and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to the basket component are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

Antidilution adjustments:
1. If a basket component is subject to a stock split or reverse stock split, then once the split has become effective, the applicable adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of securities issued in the stock split or reverse stock split with respect to one share of the basket component.
2. If a basket component is subject (i) to a stock dividend (issuance of additional shares of the basket component) that is given ratably to all holders of the basket component or (ii) to a distribution of shares of the basket component as a result of the triggering of any provision of the corporate charter of the underlying company, then once the dividend has become effective and the basket component is trading ex-dividend, the adjustment factor will be adjusted so that the new adjustment factor shall equal the prior adjustment factor plus the product of (i) the number of shares issued with respect to one share of the basket component and (ii) the prior adjustment factor.
3. If an underlying company issues rights or warrants to all holders of the applicable basket component to subscribe for or purchase the basket component at an exercise price per share that is less than the closing price of the basket component on both (i) the date the exercise price of the rights or warrants is determined and (ii) the expiration date of the rights or warrants, and if the expiration date of the rights or warrants precedes the maturity date of the PLUS, then the adjustment factor will be adjusted to equal the product of the prior adjustment factor and a fraction, the numerator of which shall be the number of shares of the basket

July 2023	Page 11

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

component outstanding immediately prior to the issuance of the rights or warrants plus the number of additional shares of the basket component offered for subscription or purchase under the rights or warrants and the denominator of which shall be the number of shares of the basket component outstanding immediately prior to the issuance of the rights or warrants plus the number of additional shares of the basket component which the aggregate offering price of the total number of shares of the basket component so offered for subscription or purchase under the rights or warrants would purchase at the closing price on the expiration date of the rights or warrants, which will be determined by multiplying the total number of shares offered by the exercise price of the rights or warrants and dividing the product so obtained by the closing price.
4. There will be no adjustments to the applicable adjustment factor to reflect cash dividends or other distributions paid with respect to a basket component other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and “Extraordinary Dividends” as described below. A cash dividend or other distribution with respect to a basket component will be deemed to be an “Extraordinary Dividend” if that cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for the basket component by an amount equal to at least 10% of the closing price of the basket component (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the basket component on the primary U.S. organized securities exchange or trading system on which the basket component is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of the Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to the basket component, the adjustment factor with respect to the basket component will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new adjustment factor will equal the product of (i) the then current adjustment factor and (ii) a fraction, the numerator of which is the closing price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the basket component will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the basket component or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on a basket component described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend will cause an adjustment to the applicable adjustment factor only under clause (i), (iv) or (v) of paragraph 5, as applicable.
5. If (i) there occurs any reclassification or change of a basket component, including, without limitation, as a result of the issuance of any tracking stock or similar security by the basket component issuer, (ii) the basket component issuer or any surviving entity or subsequent surviving entity of the basket component issuer (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the basket component issuer or any successor corporation with another corporation occurs (other than under clause (ii) above), (iv) the basket component issuer is liquidated, (v) the basket component issuer issues to all holders of the basket component equity securities of an issuer other than the basket component issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the basket component (any event in clauses (i) through (vi), a “reorganization event”), the applicable “final component price” will be deemed to equal the exchange property value on the valuation date.

July 2023	Page 12

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

In the event exchange property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.
"Exchange property value” means (x) for any cash received in any reorganization event, the value, as determined by the calculation agent, as of the date of receipt, of the cash received for one share of the basket component, as adjusted by the adjustment factor at the time of such reorganization event, (y) for any property other than cash or securities received in any such reorganization event, the market value, as determined by the calculation agent in its sole discretion, as of the date of receipt, of the exchange property received for one share of the basket component, as adjusted by the adjustment factor at the time of the reorganization event and (z) for any security received in any such reorganization event, an amount equal to the closing price, as of the day on which the exchange property value is determined, per share of the security multiplied by the quantity of the security received for each share of the basket component, as adjusted by the adjustment factor at the time of such reorganization event.
For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in the tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.
Following the occurrence of any reorganization event referred to in paragraph 5 above, all references in this document with respect to the PLUS to the applicable basket component shall be deemed to refer to the exchange property and references to a “share” or “shares” of the basket component shall be deemed to refer to the applicable share or units of the exchange property, unless the context otherwise requires.
No adjustment to the applicable adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect.  The adjustment factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the adjustment factor will be made up to the close of business on the valuation date.
No adjustments to the applicable adjustment factor or method of calculating the adjustment factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the final component price of a basket component, including, without limitation, a partial tender or exchange offer for a basket component.
The calculation agent will be solely responsible for the determination and calculation of any adjustments to the adjustment factor or method of calculating each adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in this section, and its determinations and calculations will be conclusive in the absence of manifest error.
The calculation agent will provide information as to any adjustments to the adjustment factor or to the method of calculating the amount payable at maturity of the PLUS made under paragraph 5 above upon written request by any investor in the PLUS.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:	“Trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Nasdaq, the Chicago Mercantile

July 2023	Page 13

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.
Events of default and acceleration:
If the maturity of the PLUS is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 1 PLUS
Additional amounts:
We will pay any amounts to be paid by us on the PLUS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the PLUS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of the PLUS or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of a beneficial owner or Payment Recipient:
(i)                 with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)                 who is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the PLUS, the holding of the PLUS or the receipt of payments thereunder;
(iii)                who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares); who is a “specified entity” as defined in proposals to amend the Income Tax Act (Canada) released on April 29, 2022 with respect to “hybrid mismatch arrangements” with respect to Royal Bank of Canada or substantially analogous provisions of any finally enacted amendment to the Income Tax Act (Canada);
(iv)                who presents such security for payment (where presentation is required, such as if a security is issued in definitive form) more than 30 days after the relevant date; for this purpose, the “relevant date” in relation to any payments on any security means:
a.      the due date for payment thereof (whether at maturity or upon an earlier acceleration), or
b.      if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the PLUS in accordance with the Indenture;

July 2023	Page 14

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

(v)                 who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or deduction or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)                who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For the purposes of clause (iv) above, if a security is presented for payment more than 30 days after the relevant date, we shall only be required to pay such Additional Amounts as shall have accrued as of such 30th day, and no further Additional Amounts shall accrue or become payable after such date.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the PLUS.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the PLUS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any Canadian taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the PLUS, and (y) any Canadian taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such Canadian taxes on such holder’s net income or capital.

Employee Retirement Income Security Act:
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the PLUS, please review the section of the accompanying prospectus "Benefit Plan Investor Considerations." If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the PLUS, you should consult your legal counsel.

Form of the PLUS:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM. The calculation agent will make all determinations regarding the PLUS. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

July 2023	Page 15

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Information About the Basket Components
Each of the basket components is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by the issuer of the applicable basket component under the Exchange Act can be located by reference to the SEC CIK number set forth below, through the SEC's website at www.sec.gov. In addition, information regarding each basket component may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of those documents or information on the SEC website is included or incorporated by reference in this document.  Neither the issuer nor the agent makes any representation that those publicly available documents or any other publicly available information regarding any basket component is accurate or complete.
American Express Company ("AXP")
American Express Company is a payment and travel company. The company's principal products and services are charge and credit payment card products, and travel-related services offered to consumers and businesses.
The company's SEC CIK number is 0000004962.
Nabors Industries Ltd. ("NBR")
Nabors Industries Ltd., is a land drilling contractor, and also performs well servicing and workovers. The company conducts oil, gas, and geothermal land drilling operations. The company's well-site services include oilfield management, well logging and other support services.
The company's SEC CIK number is 0001163739.
United Airlines Holdings, Inc. ("UAL")
United Airlines Holdings, Inc. is an airline holding company. The company owns and operates airlines that transport persons, property, and mail.
The company's SEC CIK number is 100517.

July 2023	Page 16

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Historical Information
While actual historical information on the basket did not exist before the pricing date, the first graph below sets forth the hypothetical historical daily performance of the basket from January 1, 2018 through July 25, 2023. The graph is based upon actual daily official closing prices of the basket components, hypothetical component weightings as described in “Summary Terms—Basket” on the cover page, and a hypothetical basket value of 100 as of January 1, 2018.
The other graphs below set forth the daily official closing prices of each basket component for the period from the date indicated above each graph through July 25, 2023. The tables provided with each graph below set forth the published high and low official closing prices, as well as the end-of-quarter official closing prices, of the basket components for each quarter in the same period.
We obtained the historical information below from Bloomberg Financial Markets, without independent verification.
You should not take the historical values of the basket or the basket components as an indication of future performance, and no assurance can be given as to the value of any of the basket or the basket components on the valuation date.

July 2023	Page 17

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
American Express Company
Information as of market close on July 25, 2023:
Bloomberg Ticker Symbol:	AXP	52 Weeks Ago:	$153.79
Exchange:	New York Stock Exchange ("NYSE")	52 Week High (on 2/13/2023):	$181.33
Current Price:	$166.50	52 Week Low (on 9/30/2022):	$134.91

American Express Company	High($)	Low($)
2018
First Quarter	101.64	88.34
Second Quarter	102.70	91.00
Third Quarter	111.11	97.84
Fourth Quarter	112.89	89.50
2019
First Quarter	113.55	93.43
Second Quarter	124.92	109.85
Third Quarter	128.57	116.80
Fourth Quarter	125.77	112.54
2020
First Quarter	136.93	68.96
Second Quarter	113.67	73.60
Third Quarter	107.27	90.57
Fourth Quarter	125.04	91.07
2021
First Quarter	150.27	114.09
Second Quarter	169.45	144.33
Third Quarter	176.77	158.72
Fourth Quarter	187.08	150.06
2022
First Quarter	198.38	158.74
Second Quarter	188.46	137.50
Third Quarter	165.84	134.91
Fourth Quarter	157.59	136.74
2023
First Quarter	181.33	146.43
Second Quarter	175.14	147.93
Third Quarter (through July 25, 2023)	178.04	166.50

July 2023	Page 18

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Common Stock of American Express Company – Historical Closing Prices January 1, 2018 to July 25, 2023

July 2023	Page 19

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Nabors Industries Ltd.
Information as of market close on July 25, 2023:
Bloomberg Ticker Symbol:	NBR	52 Weeks Ago:	$122.04
Exchange:	NYSE	52 Week High (on 2/8/2023):	$187.99
Current Price:	$117.23	52 Week Low (on 5/31/2023):	$83.70

Nabors Industries Ltd	High($)	Low($)
2018
First Quarter	422.50	322.00
Second Quarter	430.50	310.00
Third Quarter	336.00	285.00
Fourth Quarter	327.00	94.50
2019
First Quarter	185.00	109.50
Second Quarter	200.50	101.00
Third Quarter	152.00	82.50
Fourth Quarter	157.50	78.00
2020
First Quarter	166.50	16.00
Second Quarter	84.16	10.27
Third Quarter	55.15	23.51
Fourth Quarter	75.44	23.34
2021
First Quarter	130.49	57.34
Second Quarter	126.34	80.85
Third Quarter	117.75	67.26
Fourth Quarter	125.88	75.12
2022
First Quarter	163.47	90.95
Second Quarter	200.02	120.99
Third Quarter	147.53	94.40
Fourth Quarter	178.47	112.29
2023
First Quarter	187.99	107.56
Second Quarter	132.51	83.70
Third Quarter (through July 25, 2023)	118.52	90.27

July 2023	Page 20

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Common Stock of Nabors Industries Ltd. – Historical Closing Prices ($) January 1, 2018 to July 25, 2023

July 2023	Page 21

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
United Airlines Holdings, Inc.
Information as of market close on July 25, 2023:
Bloomberg Ticker Symbol:	UAL	52 Weeks Ago:	$36.34
Exchange:	Nasdaq	52 Week High (on 7/21/2023):	$57.61
Current Price:	$54.22	52 Week Low (on 9/26/2022):	$31.90

United Airlines Holdings, Inc.	High($)	Low($)
2018
First Quarter	78.40	62.98
Second Quarter	74.49	64.87
Third Quarter*	90.33	87.68
Fourth Quarter	96.70	78.93
2019
First Quarter	89.75	77.49
Second Quarter	89.61	77.65
Third Quarter	95.28	81.62
Fourth Quarter	93.80	83.27
2020
First Quarter	89.74	21.28
Second Quarter	48.69	19.92
Third Quarter	38.35	30.17
Fourth Quarter	49.91	32.60
2021
First Quarter	62.45	39.94
Second Quarter	60.29	50.30
Third Quarter	53.08	43.46
Fourth Quarter	53.11	39.06
2022
First Quarter	50.48	31.20
Second Quarter	51.90	34.78
Third Quarter	41.68	31.90
Fourth Quarter	45.92	32.81
2023
First Quarter	54.26	37.21
Second Quarter	56.30	41.44
Third Quarter (through July 25, 2023)	57.61	53.33

July 2023	Page 22

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Common Stock of United Airlines Holdings, Inc. ($) January 1, 2018 to July 25, 2023

July 2023	Page 23

PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Canadian Federal Income Tax Consequences
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.
The Canadian tax disclosure in the prospectus also assumes that a Non-resident Holder (i) does not dispose of the PLUS to an entity that is a “specified entity” (as defined in proposed amendments released by the Department of Finance (Canada) on April 29, 2022) (the “Hybrid Mismatch Proposals”) with respect to such holder or in respect of which the holder is a “specified entity”; (ii) does not dispose of the PLUS under, or in connection with a “structured arrangement” (as defined in the Hybrid Mismatch Proposals); and (iii) is not an entity in respect of which Royal Bank of Canada is a “specified entity”.
Supplemental Discussion of U.S. Federal Income Tax Consequences
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement.  It applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to Section 451(b) of the Code.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE PLUS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE PLUS ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE PLUS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether the issuer of any basket component would be treated as a “U.S. real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”).  If a basket component were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC and other authorities by the issuer of each basket component company and consult your tax advisor regarding the possible consequences to you in this regard.
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a PLUS as a pre-paid cash-settled derivative contract in respect of the basket for U.S. federal income tax purposes, and the terms of the PLUS require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the PLUS for all tax purposes in accordance with such characterization.  If the PLUS are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the PLUS in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the PLUS. In general, a U.S. holder’s tax basis in the PLUS will be equal to the price the holder paid for the PLUS.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.
The holding period for securities of a U.S. holder who acquires the PLUS  upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the PLUS. If the PLUS are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date.
Alternative Treatments.  Alternative tax treatments of the PLUS are also possible and the Internal Revenue Service (the “IRS") might assert that a treatment other than that described above is more appropriate.  For example, it is possible to treat the PLUS, and the IRS might assert that a PLUS should be treated, as a single debt instrument. Pursuant to such characterization, since the PLUS have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the PLUS are so treated, a holder would generally be required to accrue interest income over the term of the PLUS based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with terms and conditions similar to the PLUS.  In addition, any gain a holder might recognize upon the sale, exchange or maturity of the PLUS would generally be ordinary income and any loss recognized by a holder at such time would generally be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the PLUS, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the PLUS, it is also possible that the IRS could seek to characterize the PLUS in a manner that results in tax consequences that are different from those

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PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
described above.  For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the PLUS should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the PLUS.  According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance will ultimately be issued, if any.  It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code, which generally operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments. Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income. The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the PLUS, including the timing and character of income and gain on the PLUS. We intend to treat the PLUS for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your PLUS for U.S. federal income tax purposes and proposals to change the taxation of certain derivative instruments.
Backup Withholding and Information Reporting. Payments made with respect to the PLUS and proceeds from the sale or exchange of the PLUS may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the IRS or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the IRS.
Reports will be made to the IRS and to holders that are not exempted from the reporting requirements.
Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the PLUS. A non-U.S. holder is a beneficial owner of a PLUS that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the PLUS, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the PLUS.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the PLUS are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the PLUS. However, it is possible that the PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events, and following such occurrence the PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the PLUS and their other transactions. If any payments are treated as dividend equivalents

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subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the PLUS for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the PLUS to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate.  The IRS has also indicated that it is considering whether income in respect of instruments such as the PLUS should be subject to withholding tax.  We will not be required to pay any additional amounts in respect of such withholding.  Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S.-source payments, including interest (and original issue discount), dividends, and other fixed or determinable annual or periodical gains, profits and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with the legislation. In addition, the PLUS may constitute a “financial account” for these purposes and thus be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments of a type which can produce U.S. source interest or dividends. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect.
If we (or the applicable withholding agent) determine withholding is appropriate with respect to the PLUS, tax will be withheld at the applicable statutory rate, and we (or the applicable withholding agent) will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the PLUS will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the PLUS.

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Use of Proceeds and Hedging
The net proceeds from the sale of the PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the PLUS. The initial public offering price of the PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the PLUS.
Supplemental Information Regarding Plan of Distribution;
Conflicts of Interest
Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the PLUS from Royal Bank of Canada for distribution to MSWM. RBCCM will act as agent for the PLUS and will receive a fee of $25.00 per $1,000 stated principal amount and will pay to MSWM a fixed sales commission of $20.00 for each of the PLUS they sell. Of the amount per $25.00 stated principal amount received by RBCCM, RBCCM will pay MSWM a structuring fee of $5.00 for each PLUS. The costs included in the original issue price of the PLUS will include a fee paid by RBCCM to LFT Securities, LLC, an entity in which an affiliate of MSWM has an ownership interest, for providing certain electronic platform services with respect to this offering.
MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the PLUS distributed by such brokers.
We expect that delivery of the PLUS will be made against payment on or about August 3, 2023, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the PLUS more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.
The value of the PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the PLUS if RBCCM or another of our affiliates were to make a market in the PLUS (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the PLUS in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately nine months, the value of the PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the PLUS at that time. This is because the estimated value of the PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the PLUS. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your PLUS, it expects to do so at prices that reflect its estimated value.
Each of MSWM and any other broker-dealer offering the PLUS have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the PLUS to any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the PLUS to be offered so as to enable an investor to decide to purchase or subscribe the PLUS, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (No 2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the PLUS or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Each of MSWM and any other broker-dealer offering the PLUS have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the PLUS to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No

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PLUS Based on a Basket of Three Common Equity Securities due February 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK PRIIPs Regulation”) for offering or selling the PLUS or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the PLUS or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Structuring the PLUS
The PLUS are our debt securities, the return on which is linked to the performance of the basket components. As is the case for all of our debt securities, including our structured notes, the economic terms of the PLUS reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, typically reduces the initial estimated value of the PLUS at the time their terms are set. Unlike the estimated value that will be included in the final pricing supplement, any value of the PLUS determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the PLUS than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the basket components, and the tenor of the PLUS. The economic terms of the PLUS and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the PLUS reduce the economic terms of the PLUS to you and result in the initial estimated value for the PLUS on the pricing date being less than their public offering price. See “Risk Factors—The initial estimated value of the PLUS will be less than the price to the public” above.

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